UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2018 (January 3, 2018)

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

As described in Item 7.01 below, on January 3, 2018, Allergan plc (the “Company” or “Allergan”) announced certain cost cutting and restructuring actions being taken including discussion of certain costs to be recorded in the fourth quarter ended December 31, 2017.

The information in Item 7.01 below is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

In the Company’s November 1, 2017 earnings release and conference call, the Company announced that it would undertake a cost cutting and restructuring program to enable it to achieve 2018 Non-GAAP Performance Net Income per Share levels outlined in that call. Today, the Company announced to its global workforce the specific employment reductions and other cost-cutting actions being taken, consistent with the November announcement. In response to the anticipated loss of exclusivity of several key revenue-generating products in 2018, the Company is optimizing and restructuring its operations in early 2018. As part of an internal restructuring plan, the Company intends to eliminate over 1,000 currently filled positions, impacting employees in commercial and other functions. Commercial reductions will primarily focus on products and categories subject to loss of exclusivity. In addition, the Company will eliminate approximately 400 open positions. The Company expects to incur related restructuring costs of approximately $125 million, primarily due to severance, the majority of which will be recorded in the fourth quarter ended December 31, 2017. These amounts do not include additional charges related to potential building closures, contract terminations, and other items. The Company will achieve additional cost reductions through non-headcount spending rationalization. Overall operating expense savings from this internal restructuring are expected to be in the range of $300 to $400 million as compared to the fiscal year 2017.

The information furnished in this report pursuant to Items 2.02 and 7.01 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing of Allergan plc, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

Statements contained in this report that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective on existing trends and information as of the date of this report. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; the impact of uncertainty around timing of generic entry related to key products on Allergan’s financial results; uncertainty associated with financial projections, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2016 and Allergan’s Quarterly Report on Form 10-Q for the period ended September 30, 2017. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2018	Allergan plc

	By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Corporate Secretary